Exhibit (a)(1)


                         CABLEVISION SYSTEMS CORPORATION
                             IS OFFERING TO EXCHANGE
                                RESTRICTED SHARES
                                       FOR
                YOUR STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
                  HAVING AN EXERCISE PRICE OF MORE THAN $20.00

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Our offer and your withdrawal rights expire at 5:00 p.m., New York time, on
February 21, 2003, unless we extend the offer.
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CABLEVISION SYSTEMS CORPORATION IS OFFERING EMPLOYEES THE OPPORTUNITY TO
RECEIVE:

o in exchange for all options granted under our Employee Stock Plan that have an exercise price of more than $20.00, 1 restricted common share for every 2 common shares issuable upon exercise of the options; and

o in exchange for all stock appreciation rights granted in conjunction with the foregoing options under our Employee Stock Plan, 1 restricted common share for every 3 common shares subject to the rights.

If you decide to participate, you will also need to pay one penny for each restricted share you elect to receive in our offer.

IF YOU WANT TO EXCHANGE ANY OF YOUR OPTIONS AND RIGHTS, YOU SHOULD DO ALL THE FOLLOWING BEFORE OUR OFFER EXPIRES:

o    sign and date the letter of transmittal that we enclose with this document;

o make a check to the order of "Mellon Investor Services (Cablevision Exchange Offer)" for an amount equal to a penny times the number of restricted shares you will receive in the offer. For example, if you are exchanging 1,000 options for 500 restricted shares, the amount due is $5.00; and

o deliver the letter of transmittal and your check to us according to the instructions in Section 3 on page 8.

TO INFORM YOURSELF ABOUT OUR OFFER, YOU SHOULD:

o read this whole document, the letter of transmittal, the form of restricted shares agreement and the Employee Stock Plan because they contain important information;

o consider the questions and answers in the Summary Term Sheet which starts on page 1; and

o contact Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780, or send an e-mail to exoffer@cablevision.com, if you have questions about our offer or need another copy of this document or any of the related materials.
                             ----------------------

Our offer is not conditioned on any minimum number of options or rights being exchanged. Our offer is, however, subject to conditions that we describe in
Section 6.

The Compensation Committee of our Board of Directors has approved this offer. However, we, the Compensation Committee and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options and rights. The restricted common shares we are offering may end up being worth less than your existing options and rights. You must make your own decision whether to exchange your options and rights.

Our common shares are quoted on the New York Stock Exchange under the symbol "CVC." On January 17, 2003 the closing price of one common share on the New York Stock Exchange was $19.36. WE RECOMMEND THAT YOU GET CURRENT MARKET PRICES FOR OUR COMMON SHARES BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS AND RIGHTS.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.......................................1
CABLEVISION'S OFFER......................................7
1.    Number of Restricted Shares;
      Expiration Date....................................7
2.    Purpose of the Offer...............................8
3.    Procedures for Exchanging Options and
      Rights.............................................8
4.    Change in Election; Withdrawal Rights.............10
5.    Acceptance of Options and Rights for
      Exchange and Cancellation;
      Issuance of Restricted Shares.....................10
6.    Conditions of the Offer...........................11
7.    Price Range of Common Shares......................13
8.    Source and Amount of Consideration;
      Terms of Restricted Shares........................13
9.    Information About Cablevision Systems
      Corporation.......................................16
10.   Interests of Directors and Officers;
      Transactions and Arrangements About
      the Options and Rights............................18
11.   Status of Options and Rights Accepted by
      Us in the Offer; Accounting Consequences
      of the Offer......................................20
12.   Legal Matters; Regulatory Approvals...............20
13.   Material Federal Income Tax
      Consequences......................................20
14.   Extension of Offer; Termination;
      Amendment.........................................21
15.   Fees and Expenses.................................22
16.   Additional Information............................22
17.   Forward-Looking Statements........................23

ANNEX A Information About the Directors and Executive Officers of Cablevision Systems Corporation

                             ----------------------

                                    IMPORTANT

         If you want to exchange your eligible options and rights, you must sign and date the enclosed letter of transmittal and send it by hand, overnight delivery or regular mail to:

By Hand:                      By Overnight Delivery:         By Mail:
-------                       ---------------------          -------
Mellon Investor Services      Mellon Investor Services       Mellon Investor Services
Reorganization Department     Reorganization Department      Reorganization Department
120 Broadway, 13th Floor      85 Challenger Road             PO Box 3301
New York, NY 10271            Mail Stop - Reorg              South Hackensack, NJ 07606
                              Ridgefield Park, NJ 07660

         We must receive your signed and dated letter of transmittal by 5:00 p.m., New York time, on February 21, 2003 (unless we extend our offer) in order for your election to be effective.

         Our offer is not being made to, and we will not accept any election to exchange options or rights from or on behalf of, option or rights holders in any jurisdiction in which our making the offer or accepting the election is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this offer to option or rights holders in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR OPTIONS OR RIGHTS IN OUR OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU AND MAKE YOUR OWN JUDGMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN WHAT IS CONTAINED IN THIS DOCUMENT AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

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                               SUMMARY TERM SHEET

The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of our offer. You should read all of this document, the accompanying letter of transmittal, the form of restricted shares agreement and the Amended and Restated Employee Stock Plan because they contain the full details of our offer and the terms of the restricted shares, and these details could be important to you. For each question, we have included a reference to the section or sections of this document where you can find a more complete discussion.

1.  WHO IS MAKING THIS OFFER?

         Cablevision Systems Corporation.  See Section 9.

2.  CAN I PARTICIPATE?

         You are eligible if you are an employee of Cablevision or one of our affiliates on January 23, 2003 and are still an employee when the offer expires. See Section 1.

3.  WHAT SECURITIES CAN I EXCHANGE?

         We are offering to exchange:

         o all your stock options issued under our Employee Stock Plan that have an exercise price of more than $20.00; and

         o all your stock appreciation rights granted under our Employee Stock Plan in conjunction with these options. See Section 1.

4.  WHAT IS CABLEVISION OFFERING TO GIVE ME FOR MY OPTIONS AND RIGHTS?

         We are offering 1 restricted share for every 2 common shares issuable upon exercise of your options and 1 restricted share for every 3 common shares subject to your stock appreciation rights. Fractional restricted shares will be added and then rounded to the next whole number. The total number of restricted shares you are eligible to receive is specified in the enclosed letter of transmittal. See Section 1.

5.  WHAT MUST I PAY FOR THE RESTRICTED SHARES?

         Unlike options, the restricted shares do not have any "exercise" price. However, you must pay the par value of a penny for each restricted share you are electing to receive. For example, if you are exchanging 1,000 options for 500 restricted shares, the par value amount due is $5.00. If for any reason you forfeit any restricted shares, we will return the par value amount you have paid for such shares. See Section 3.

6.  WHAT ARE "RESTRICTED SHARES?"

         Restricted shares are shares of Cablevision NY Group Class A Common Stock (which we refer to in this document simply as "common shares") that are subject to forfeiture and restrictions on transfer until they "vest". Vested common shares are no longer "restricted" and they will be yours to hold, transfer or sell, subject to legal restrictions.

         Generally, you will forfeit the restricted shares if you stop being employed by us before they vest and you may not transfer, pledge, or otherwise dispose of unvested restricted shares. The forfeiture provisions, transfer restrictions and other terms of the restricted shares are set forth in the restricted shares

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

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agreement (a form of which is enclosed with this document). You should read the agreement carefully before deciding whether to elect to exchange your options and rights because you will be required to sign it if you are granted restricted shares in the offer. See Section 8.

7.  WHEN WILL MY RESTRICTED SHARES VEST?

         In general, the restricted shares will vest and become "unrestricted" on the 4th anniversary of the day they are granted if you remain continuously employed by us through that date (and have previously signed and returned the restricted shares agreement). We expect the grant date to be the business day after the expiration date of the offer. It does not matter whether your options and rights are now vested - all restricted shares you receive in the offer will still be unvested. See Section 8.

8. ARE THERE CIRCUMSTANCES IN WHICH MY RESTRICTED SHARES WILL VEST SOONER THAN THE FOURTH ANNIVERSARY OF THE GRANT DATE?

         Yes. Some of your restricted shares will vest sooner if Cablevision terminates your employment after the 2nd anniversary of the grant date for any reason other than for "cause" and you sign a release and waiver of claims (in the form attached to the restricted shares agreement):

         o 25% of your restricted shares will vest if this termination is after the 2nd anniversary but before the 3rd anniversary of the grant date; and

         o 50% of your restricted shares will vest if this termination is on or after the 3rd anniversary but before the 4th anniversary of the grant date.

         In addition, if your employment is terminated as a result of your death or disability before the 4th anniversary of the grant date, a portion of your restricted shares will vest as of the termination date. See Section 8.

9.  HOW COULD I LOSE THE RESTRICTED SHARES I RECEIVE IN THE OFFER?

         You will generally forfeit any restricted shares that are not vested on the day you stop being an employee for any reason. In addition, we will not deliver any restricted shares on the vesting date if you have failed to sign and return the restricted shares agreement.

         Any restricted shares that vest while you are a Cablevision employee are yours to keep even after you leave. See Section 8.

10. WHAT IF I INTEND TO RETIRE OR QUIT IN THE NEXT FOUR YEARS?

         If you intend to retire or quit before the restricted shares vest, you should carefully consider whether or not to participate in the offer. Your options and rights currently may be fully or partially vested. If you do not exchange them, you generally may be able to exercise your vested options and rights for a period of time after your employment ends (as specified in your award letter agreement). For example, if you retire from Cablevision, you may be able to exercise your options and rights for up to three years following your retirement. If you participate in the offer, the options and rights you elect to exchange will be cancelled and you will forfeit any restricted shares that have not vested at the time your employment ends. See Section 8.

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11. WHAT HAPPENS IF I LEAVE CABLEVISION TO WORK FOR A COMPETITOR?

         If you voluntarily quit after your restricted shares vest and become employed by or consult to any of our competitors within 1 year after the vesting date, you must pay us an amount equal to the fair market value of the shares on the vesting date less the par value you have paid. See Section 8.

12. WHAT ARE THE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO EXCHANGE MY OPTIONS AND RIGHTS?

         Exchanging your options and rights does have some risks, particularly the risk that:

         o our share price increases and your restricted shares end up being worth less than the options and rights you exchanged;

         o you will forfeit some or all of your restricted shares because you stop being employed by us before your restricted shares vest;

         o you may be required to pay us the fair market value of the shares if you go to work for a competitor within 1 year of the date the restricted shares vest; or

         o you will not be able to take advantage of increases in our share price because you cannot sell your restricted shares until they vest.

         Your decision to participate in the offer should take these risks into account, as well as the various risks that are a part of our business. These risks include, but are not limited to, the level of our revenues, subscriber demand and growth, the regulatory environment in which we operate, pending and future acquisitions, competition from existing competitors and new competitors entering our franchise areas, the financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, the general economic conditions in the areas in which we operate, other risks and uncertainties inherent in the cable television business, the programming and entertainment business and our other businesses, and other factors described in our other filings with the Securities and Exchange Commission. You should talk to your personal advisors regarding these and other risks.

         Also, you should carefully review the information about us in Sections 9, 16 and 17 of this document. This information includes a description of certain recent events, certain financial information and explains where you can find additional information about us, including information contained in our Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Report on Form 10-Q for the period ended September 30, 2002 and any Current Report on Form 8-K, all filed with the Securities and Exchange Commission.

13. HOW LONG DO I HAVE TO MAKE UP MY MIND?

         You can elect to exchange your options and rights until the offer expires. Right now, the offer is scheduled to expire on February 21, 2003, at 5:00 p.m., New York time. We may choose to extend the offer, but we cannot assure you that we will extend the offer or, if we extend it, for how long. If we do extend the offer, we will make a public announcement, which may be by e-mail or a press release, before 9:00 a.m., New York time, no later than the first business day after the offer was scheduled to expire. See Sections 1 and 14.

14. HOW DO I EXCHANGE MY OPTIONS AND RIGHTS?

         To exchange your options and rights, you should:

         o sign and date the letter of transmittal that we enclose with this document;

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

         o make a check to the order of "Mellon Investor Services (Cablevision Exchange Offer)" for an amount equal to a penny times the number of restricted shares you will receive in the offer. For example, if you are exchanging 1,000 options for 500 restricted shares, the amount due is $5.00; and

         o deliver the letter of transmittal and your check to us according to the instructions in Section 3.

Your election to exchange will be effective only if we receive a properly signed and dated letter of transmittal before the offer expires. See Section 3.

15. CAN I EXCHANGE JUST SOME OF MY ELIGIBLE OPTIONS AND RIGHTS?

         No. If you want to participate in the offer, you must elect to exchange all eligible options and rights you have (i.e., all your options and rights with an exercise price of more than $20.00) when you send us your letter of transmittal. Your letter of transmittal lists the eligible options and rights you had when we commenced the offer. If you exercise any options or rights before you send us your letter of transmittal, we will automatically deduct them from the ones that you are exchanging. See Section 1.

16. IF I ELECT TO EXCHANGE MY OPTIONS AND RIGHTS BY SENDING IN THE LETTER OF TRANSMITTAL, CAN I CHANGE MY MIND?

         Yes. If you send in the letter of transmittal and change your mind, you can withdraw your election at any time before the offer expires. To withdraw the options or rights you previously elected to exchange, you must deliver the notice of withdrawal by hand delivery, overnight delivery or regular mail in accordance with the instructions in Section 4. Your withdrawal will be effective only if we receive a properly signed and dated notice of withdrawal before the offer expires.

17. WHAT HAPPENS IF CABLEVISION'S STOCK PRICE GOES UP DURING THE OFFER?

         If our stock price goes up during the offer, you may want to exercise some of your options or rights or even decide that you do not want to participate in the offer. If you want to exercise any of your eligible options or rights and still participate in the offer, you can do so by exercising them before you send us your letter of transmittal. Once you have sent us your letter of transmittal, you cannot exercise any of your eligible options or rights unless you first withdraw your previous election. If you withdraw, exercise some of your eligible options or rights and want to exchange the rest, you can do so by again following the procedures in Section 3.

18. WILL CABLEVISION ACCEPT ALL OPTIONS AND RIGHTS ELECTED FOR EXCHANGE?

         We will accept all options and rights that are properly elected for exchange unless the offer is terminated. If we terminate the offer without accepting options and rights for exchange, we will communicate this to you by 5:00 p.m., New York time on the first business day after the offer expires (i.e., if the expiration date is Friday, February 21, 2003, this communication will be no later than Monday, February 24, 2003). The communication may be by e-mail or press release. See Sections 5 and 14.

19. HOW AND WHEN WILL I RECEIVE MY RESTRICTED SHARES?

         If you elect to exchange your options and rights and we accept them for exchange, the grant of your restricted shares will be effective as of the day of our acceptance. We expect this to be the first business day after the offer expires.

         You will not receive a stock certificate evidencing your restricted shares until your shares have vested. Until then, your restricted shares will be held in the custody of our transfer agent, Mellon Investor

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Services. When your restricted shares vest and you pay any applicable withholding taxes, at your request, we will instruct Mellon to electronically transfer your common shares to a brokerage or other account you specify or deliver a physical stock certificate to you. See Section 8.

20. WHY IS CABLEVISION MAKING THIS OFFER?

         In light of the recent stock market volatility, a considerable number of our employees are holding options and rights that have exercise prices significantly higher than the current and recent trading price of our common shares. As a result, many of our outstanding options and rights are not achieving the purposes for which they were intended. We are committed to the concept of employees as owners because we believe that it helps us attract, incentivize and retain the very best people. By making this offer we expect to be able to provide better performance incentives to our continuing employees and more closely align the interest of our employees with those of Cablevision's stockholders in maximizing stockholder value. See Section 2.

21. ARE THERE CONDITIONS TO THE OFFER?

         Yes. The offer is subject to a number of conditions that are described in Section 6. The offer is not conditioned on a minimum number of options and rights being elected for exchange or upon a minimum number of option or rights holders accepting the offer.

22. WHAT ARE THE FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS AND RIGHTS IN THE OFFER?

         There will be no immediate federal income tax consequences from receiving restricted shares in exchange for your options and rights, unless you make an election under Section 83(b) of the Internal Revenue Code. If you do not make a Section 83(b) election, you will recognize ordinary income when your restricted shares vest in an amount equal to the then fair market value of those shares less the amount of your par value payment. This means that the resulting ordinary compensation income will be reflected on your year-end W-2, and we will have an obligation to withhold certain federal, state and local income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. The restricted shares agreement provides that we will deduct or collect any taxes required by law to be withheld or paid with respect to your vested restricted shares, and you will be required to pay any such amounts promptly upon our request. See Section 13.

         If you choose to make a Section 83(b) election you will be required to recognize ordinary income in an amount equal to the fair market value of the restricted shares on the date of grant. We will have a withholding tax obligation and you must pay us in cash an amount equal to the resulting withholding tax obligation. If you later forfeit the restricted shares, you will not be entitled to a refund of the taxes you paid. See Section 13.

23. WHAT IMPACT WILL THE OFFER HAVE ON CABLEVISION?

         We expect that, effective as of the commencement of the offer, all options that are eligible for exchange will be treated as variable awards for financial reporting purposes with subsequent variable accounting for all such options through and after the expiration of the offer; rights are already treated as variable awards for financial reporting purposes. With respect to the restricted shares that we grant in exchange for the options and rights elected for exchange that we accept, we will have a non-cash compensation expense equal to the excess of the restricted shares' value on the grant date over the par value amount paid for the shares. Assuming that the share price on the grant date is $19.60 (the closing price on January 16, 2003), if all options and rights that are eligible to participate in the offer are elected and accepted for exchange, Cablevision would have a non-cash compensation expense of approximately $153 million, which we would record ratably over the four-year vesting period. The higher the market

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value of our common stock on the grant date, the greater the compensation expense we will record for financial reporting purposes. For Federal tax purposes, however, we will generally get the benefit of a deduction equal to the amount of compensation income that is recognized by our employees with respect to the restricted shares. See Section 11.

24. WHAT HAPPENS TO MY OPTIONS AND RIGHTS IF I DO NOT PARTICIPATE IN THE OFFER OR IF MY OPTIONS AND RIGHTS ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. If you do not participate in the offer, or if we do not accept options and rights that are elected for exchange, you will keep all your current options and rights, and you will not receive any restricted shares. The offer will not result in any changes to the terms of your current options and rights. See Section 3.

25. WHAT DOES THE CABLEVISION BOARD OF DIRECTORS THINK OF THIS OFFER?

         The Compensation Committee of our Board of Directors has approved this offer. However, the decision to exchange options or rights is an individual one that should be based on a variety of factors. Therefore, we, the Compensation Committee and our Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options and rights. The restricted shares we are offering may be worth less than your existing options and rights. We recommend that you consult with your personal advisors if you have questions about your financial or tax situation. See Sections 2 and 6.

26. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You should contact Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780, or send an e-mail to exoffer@cablevision.com, if you have any questions about the offer or need another copy of this document or any of the related materials. See Section 3.

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                               CABLEVISION'S OFFER

SECTION 1.        NUMBER OF RESTRICTED SHARES; EXPIRATION DATE.

         We are offering to exchange restricted shares of Cablevision NY Group Class A Common Stock, par value $.01 per share (which we refer to as "common shares"), for options to purchase common shares that have an exercise price of more than $20.00 and stock appreciation rights that were issued in conjunction with such options. To participate in this offer, you must be an employee of Cablevision or one of our affiliates on January 23, 2003 and continue to be an employee on the expiration date (as defined below). Our offer is subject to the terms and conditions described in this offer to exchange and the enclosed letter of transmittal.

         The options and rights we are offering to exchange were issued under the Employee Stock Plan and pursuant to the stock option award letter agreement(s) between you and us. Similarly, the restricted shares will be issued under the Employee Stock Plan and pursuant to a restricted shares agreement between you and us. We are offering 1 restricted share in exchange for every 2 common shares issuable upon exercise of the options you exchange and 1 restricted share in exchange for every 3 common shares subject to the rights you exchange. If you choose to participate, you will also need to pay the par value of the restricted shares equal to a penny times the number of restricted shares you will receive in the offer.

         If you wish to participate in the offer you must elect to exchange all your options and conjunctive rights that have an exercise price of more than $20.00. If our stock price goes up during the offer, you may want to exercise some of your options or rights or even decide that you do not want to participate in the offer. If you want to exercise any of your eligible options or rights and still participate in the offer, you can do so by exercising them before you send us your letter of transmittal. Once you have sent us your letter of transmittal, you cannot exercise any of your eligible options or rights unless you first withdraw your election to participate in the offer. If you withdraw, exercise some of your eligible options or rights and want to exchange the rest, you can do so by again following the procedures in Section 3. For your reference, we have printed on your letter of transmittal the number of your options and rights that are eligible for exchange in the offer (as of the date we commence the offer). If you exercise any options or rights before you send the letter of transmittal (thereby making the printed numbers incorrect), we will automatically adjust the number of restricted shares you are entitled to receive to reflect such exercise(s).

         We will not issue any fractional restricted shares. If the total number of common shares underlying the options you elect to exchange is not divisible by two or if the total number of common shares subject to the rights is not divisible by three, the resulting fractional restricted shares will be added and then rounded to the next whole number.

         As of January 17, 2003, options to purchase 16,507,960 common shares and rights with respect to 11,087,144 common shares were issued and outstanding under the Employee Stock Plan. Of these, options to purchase 10,300,577 common shares and rights with respect to 7,980,635 common shares have an exercise price above $20.00 and are thus eligible to participate in this offer. Assuming all eligible options and all eligible rights are properly elected for exchange, we will issue about 7,810,753 restricted shares.

         The term "expiration date" means 5:00 p.m., New York time, on February 21, 2003, unless we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will mean the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

SECTION 2.        PURPOSE OF THE OFFER.

         We are committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people. We issued the options and rights under the Employee Stock Plan to provide our employees an opportunity to acquire or increase a proprietary interest in Cablevision, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with Cablevision.

         In light of the decline in the price of our common shares over the past two years, a considerable number of our employees are holding options and rights that have exercise prices significantly higher than the current and recent trading price of our common shares; thus, at their current exercise prices, many of our outstanding options and rights are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives to our continuing employees and more closely align the interests of our employees with those of Cablevision's stockholders in maximizing stockholder value.

         We are making this offer to exchange rather than granting additional options because a grant of additional options to each employee who is eligible to participate in the offer would have a significant dilutive impact on our outstanding shares. The common shares underlying the options that are exchanged in this offer will be returned to the pool of common shares available for issuance under the Employee Stock Plan. These shares will be used to issue restricted shares under this offer and also will be available for the issuance of future awards under the Employee Stock Plan.

         Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. WE, THE COMPENSATION COMMITTEE AND OUR BOARD OF DIRECTORS ARE NOT MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS AND RIGHTS. THE RESTRICTED COMMON SHARES WE ARE OFFERING MAY END UP BEING WORTH LESS THAN YOUR EXISTING OPTIONS AND RIGHTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS AND RIGHTS.

SECTION 3.        PROCEDURES FOR EXCHANGING OPTIONS AND RIGHTS.

         Proper Election to Exchange Options and Rights. To properly elect your options and rights for exchange, you must:

         o    sign and date the enclosed letter of transmittal, and

         o deliver the letter of transmittal by hand, overnight delivery or regular mail to:

By Hand:                     By Overnight Delivery:          By Mail:
-------                      ---------------------           -------
Mellon Investor Services     Mellon Investor Services        Mellon Investor Services
Reorganization Department    Reorganization Department       Reorganization Department
120 Broadway, 13th Floor     85 Challenger Road              PO Box 3301
New York, NY  10271          Mail Stop - Reorg               South Hackensack, NJ  07606
                             Ridgefield Park, NJ  07660

         Your election to exchange will become effective only when we receive the signed and dated letter of transmittal before the expiration date of our offer. You can call 1-866-825-8876 to confirm that your letter of transmittal has been received.

         THE METHOD OF DELIVERY OF ANY DOCUMENT IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE WE RECEIVE IT IN TIME.

         Payment of Par Value Amount. As discussed in Section 8 below, you are required to pay the par value amount for the restricted shares under the terms of the Employee Stock Plan. For example, if you are exchanging 1,000 options for 500 restricted shares, the par value amount due is $5.00. In order to facilitate processing, we recommend that you enclose with the above documents a check payable to the order of "Mellon Investor Services (Cablevision Exchange Offer)" for an amount equal to a penny times the number of restricted shares you are electing to receive in the offer. If for any reason you forfeit any restricted shares, we will return the par value amount you have paid for such shares.

         Determination of Validity; Rejection of Options and Rights; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of common shares subject to options and rights, and the validity, form, eligibility (including time of receipt) and acceptance of letters of transmittal, notices of withdrawal and restricted shares agreements. Our determination of these matters will be final and binding on all parties. We may reject any letter of transmittal, notice of withdrawal or restricted shares agreement, or any options and rights elected for exchange, to the extent that we determine it is not properly completed or to the extent that we determine it is unlawful to accept the options and rights for exchange. We may waive any defect or irregularity in any letter of transmittal, notice of withdrawal or restricted shares agreement. No options or rights will be properly elected for exchange until all defects or irregularities have been cured by the option or rights holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any letter of transmittal, and no one will be liable for failing to give notice of any defects or irregularities.

         Your Choosing to Participate and Our Accepting Your Options and Rights Constitutes an Agreement. If you elect to exchange your options and rights by signing, dating and returning the letter of transmittal in accordance with the procedures described above and in the letter of transmittal, you will have accepted the terms and conditions of our offer. If we accept the options and rights that you properly elect for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this offer.

         Effect of Exchange on Options and Rights. If you elect to exchange your options and rights and we accept such options and rights for exchange, effective on our acceptance, the options and rights you elected for exchange will be cancelled and the award agreement(s) evidencing them will be deemed null and void. If you do not elect to exchange your options and rights or you properly withdraw a previous election, you will not participate in the offer, and your options and rights will remain at their original exercise price(s) and remain subject to their original terms.

         Questions About the Offer. You should direct questions about this offer or requests for assistance to Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780 or send an e-mail to exoffer@Cablevision.com.

SECTION 4.        CHANGE IN ELECTION; WITHDRAWAL RIGHTS.

         You may only withdraw your election to exchange your options and rights in accordance with the provisions of this Section 4.

         You may withdraw in whole or in part your election to exchange options and rights at any time before 5:00 p.m., New York time, on February 21, 2003, which is the scheduled expiration date of the offer. If we extend the offer beyond that time, you may withdraw your election to exchange your options and rights any time until the extended expiration of the offer. In addition, unless we accept your election to exchange your options and rights before 5:00 p.m., New York time, on March 14, 2003, you may withdraw your election to exchange your options and rights at any time after such time.

         To withdraw the options and rights you previously elected for exchange, you must deliver a completed, signed and dated notice of withdrawal by hand delivery, overnight delivery or regular mail to:

By Hand:                     By Overnight Delivery:          By Mail:
-------                      ---------------------           -------
Mellon Investor Services     Mellon Investor Services        Mellon Investor Services
Reorganization Department    Reorganization Department       Reorganization Department
120 Broadway, 13th Floor     85 Challenger Road              PO Box 3301
New York, NY  10271          Mail Stop - Reorg               South Hackensack, NJ  07606
                             Ridgefield Park, NJ  07660

         We must receive the notice of withdrawal before the expiration date of the offer in order for your withdrawal to be effective. You can call 1-866-825-8876 to confirm that your notice of withdrawal has been received.

         THE METHOD OF DELIVERY OF ANY DOCUMENT IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE WE RECEIVE IT IN TIME.

         You may not rescind any withdrawal. Once you withdraw your election to exchange your options and rights, you may subsequently elect to exchange options and rights only by again following the procedures described in Section 3 and making a new election to exchange your options and rights before the expiration date.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal or new letter of transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal and new letters of transmittal. Our determinations of these matters will be final and binding.

SECTION 5. ACCEPTANCE OF OPTIONS AND RIGHTS FOR EXCHANGE AND CANCELLATION; ISSUANCE OF RESTRICTED SHARES.

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange all options and rights properly elected for exchange and not validly withdrawn before the expiration date. All options and rights accepted by us pursuant to this offer will be cancelled.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn when we give notice to option and rights holders of our acceptance. We expect to give notice of our acceptance, which may be by e-mail or press release, before 5:00 p.m. on the first business day after the expiration date, and the restricted shares will be granted to you as of the date of our acceptance. As promptly as practicable after the grant date we will send you a restricted shares agreement (in the form enclosed with this document but with all the blanks filled in). You must promptly sign and return the agreement to us. The restricted shares agreement will be effective from and as of the grant date.

         IF YOU ARE NOT AN EMPLOYEE OF CABLEVISION OR ONE OF OUR AFFILIATES ON THE EXPIRATION DATE, YOUR ELECTION TO EXCHANGE YOUR OPTIONS AND RIGHTS WILL AUTOMATICALLY BE DEEMED TO HAVE BEEN WITHDRAWN AS OF THE DATE OF YOUR TERMINATION AND OUR OFFER WILL NOT AFFECT THE TERMS OF YOUR EXISTING OPTIONS AND RIGHTS.

SECTION 6.        CONDITIONS OF THE OFFER.

         Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and rights and may terminate or amend the offer or postpone the acceptance of any options and rights, if at any time on or after commencement of the offer and before we have accepted options and rights for exchange pursuant to the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

o there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options and rights pursuant to the offer, the issuance of restricted shares for options and rights, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business of us or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

         o make the acceptance for exchange of, or the issuance of restricted shares for, some or all of the options and rights illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

         o delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted shares for, some or all of the options and rights;

         o    materially impair the contemplated benefits of the offer to us; or

         o materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

o    there has occurred:

         o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

         o the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

         o any significant decrease in the market price of our common shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common shares;

         o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on our business, condition (financial or other), operations or prospects;

         o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

         o any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on January 23, 2003; or

         o    any change in generally accepted accounting principles;

o a tender or offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:

         o any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding common shares, or any new group has been formed that beneficially owns more than 5% of the outstanding common shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the expiration date of the offer);

         o    any person, entity or group who has filed a Schedule 13D or
              Schedule 13G with the Securities and Exchange Commission on or before the expiration date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding common shares; or

         o any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

o any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them (including any action or inaction by us) prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date, to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

SECTION 7.        PRICE RANGE OF COMMON SHARES.

         Our common shares are listed for trading on the New York Stock Exchange under the trading symbol "CVC". The following table sets forth, for the periods indicated, the intra-day high and low sales prices per common share on the New York Stock Exchange.

     2001*
       First Quarter (as of March 30, 2001)..          $75.00          $68.60
       Second Quarter........................          $71.00          $54.90
       Third Quarter.........................          $62.00          $37.58
       Fourth Quarter........................          $48.50          $32.50

     2002
       First Quarter.........................          $48.25          $31.45
       Second Quarter........................          $33.89          $7.60
       Third Quarter.........................          $11.88          $4.67
       Fourth Quarter........................          $18.35          $6.38

     2003
     First Quarter (through January 17, 2003)..........$19.82          $16.08
     ---------------

     * Adjusted to reflect the re-designation of Cablevision NY Group Class A Common Stock on March 30, 2001.

         On January 17, 2003, the closing price per common share as reported by the NYSE was $19.36. WE RECOMMEND THAT YOU OBTAIN THE CURRENT MARKET PRICE OF OUR COMMON SHARES BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS AND RIGHTS.

SECTION 8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED SHARES.

         Consideration. We are offering 1 restricted share for every 2 common shares issuable upon exercise of your options that have an exercise price of more than $20.00 and 1 restricted share for every 3 common shares subject to your stock appreciation rights that have an exercise price of more than $20.00. Because we will not issue fractional restricted shares, any fractional shares that result from your exchange will be added and then rounded to the next whole number. The restricted shares issued pursuant to this offer will be drawn from the pool of common shares authorized for issuance under the Employee Stock Plan or made available as a result of the cancellation of the options elected for exchange.

         Terms of the Restricted Shares. The restricted shares issued pursuant to this offer will be issued under the Employee Stock Plan. Our statements concerning the Employee Stock Plan and the restricted shares are merely summaries and do not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the Amended and Restated Employee Stock Plan (which we have sent you via e-mail) and the restricted shares agreement between you and us (the form of which is enclosed with this document). As promptly as practicable after the grant date, we will send to each recipient of restricted shares in this offer a restricted shares agreement (in the form enclosed with this document but with all the blanks filled in). You must promptly sign and return the agreement. Failure to sign and return the agreement will cause you to forfeit the restricted shares.

o Purpose. The purpose of the Employee Stock Plan is to compensate key employees who are and have been largely responsible for Cablevision's management and growth and to advance Cablevision's interests by encouraging and enabling the acquisition of a larger proprietary interest in Cablevision.

o Administration. The Employee Stock Plan, under which your restricted shares will be granted, is administered by a committee of the Board of Directors, which consists of at least three non-employee directors of the Board. Under the terms of the Employee Stock Plan, the committee has discretion to, among other things, select persons to whom awards are granted, determine the terms of each grant and make determinations and interpretations with respect to the Employee Stock Plan, and its determinations in this regard are final, binding and conclusive.

o Vesting. Regardless of whether the options and rights you are electing to exchange are fully or partially vested, your restricted shares will not vest and you will forfeit them if you do not remain continuously employed with us or one our affiliates from the grant date through the fourth anniversary of the grant date, except that a portion of your restricted shares may vest sooner if you are terminated without cause (as defined below) or die or become disabled.

     When we refer to "cause" we mean that the committee determined that (a) you have engaged in conduct consisting of willful misfeasance or gross negligence in a matter of material importance to us, or if you are an employee of an affiliate of ours, in a matter of material importance to that affiliate, or (b) you are convicted of, or have entered a plea of guilty or nolo contendere to, a felony.

o Accelerated Vesting for Termination Without Cause. If we or one of our affiliates terminates your employment without cause and you sign and deliver to Cablevision a satisfactory release and waiver of claims (in the form attached to the restricted shares agreement):

         o if you are terminated after the second anniversary and before the third anniversary of the grant date, 25% of your restricted shares will vest as of the termination date (i.e., the last date of your employment with us or one of our affiliates) and the balance of your shares will be immediately forfeited, and

         o if you are terminated on or after the third anniversary and before the fourth anniversary of the grant date, 50% of your restricted shares will vest as of the termination date and the balance of the restricted shares will be immediately forfeited.

o Accelerated Vesting in the Event of Death or Disability. If your employment is terminated as a result of your death or disability (as defined below), a portion of the restricted shares equal to the product of (i) the number of your restricted shares multiplied by (ii) a fraction, the numerator being the number of months you were employed from the grant date until your termination and the denominator being 48, will vest as of the termination date and the balance of the restricted shares will be immediately forfeited. In the event of your death, your estate will be entitled to the vested shares.

     When we refer to "disability" we mean that you are unable to perform substantially all your essential duties or your occupation for six continuous months, as determined by the committee.

o Accelerated Vesting Upon a Change of Control. If there is a change of control (as defined below) of Cablevision, then on the earlier of (a) the date on which your restricted shares are scheduled to vest, or (b) the date Cablevision or the surviving entity terminates your employment other than for cause or you quit for good reason (as defined below), in either case within three years of the change of control, the committee will in its discretion either:

         o convert your unvested restricted shares into an amount of cash equal to the number of your unvested restricted shares multiplied by the applicable per share consideration amount, or

         o arrange to have the surviving entity grant you an award of common shares of the surviving entity on the same terms and with a value equivalent to your unvested restricted shares.

     When we refer to a "change of control," we mean the acquisition by any person or group, other than Charles Dolan or members of his immediate family (or trusts for the benefit of Charles Dolan or his immediate family) or any employee benefit plan sponsored or maintained by us, of (1) the power to direct the management of substantially all of the cable television systems then owned by us in the New York City metropolitan area, or (2) after any fiscal year in which our cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of our and our consolidated subsidiaries net revenues, the power to direct our management or substantially all of our assets.

     When we refer to "good reason" we mean (1) without your express written consent (a) any impairment or adverse change in your working conditions at any time after or within 90 days before the change of control, or (b) any material change in the executive personnel, corporate organization or structure of our business; (2) any substantial or intentional failure by us to comply with the provisions of your restricted shares agreement; (3) our requiring you to be based at any office or location more than 25 miles from your location immediately before such event except for travel reasonably required in the performance of your responsibilities; or (4) any failure by us to obtain the assumption and agreement to perform your restricted shares agreement by a successor.

o Relationship with Competitive Entities. In general, you may not be employed by, consult to, or have any interest in any competitive entity (defined below) for at least one year after your restricted shares vest. If you voluntarily terminate your employment and work for a competitive entity during this period, you must pay us an amount equal to the positive difference, if any, between the fair market value of the shares on the vesting date and the par value amount you paid.

     When we refer to "competitive entity" we mean (1) any company that competes (including, without limitation, by means of direct broadcast satellite) with any of Cablevision's cable television, telephone or on-line data businesses in the New York greater metropolitan areas or that competes with any of Cablevision's entertainment and programming businesses, nationally or regionally or (2) any trade or professional association representing any of these competitors other than the National Cable Television Association and any state cable television association. Ownership of not more than 1% of the outstanding stock of a publicly traded company is permitted.

o Par Value Payment. You are required to pay us the aggregate par value amount of the restricted shares no later than 45 business days from the grant date. If we do not receive this payment, you consent to and authorize us to deduct this amount from your salary.

o Transfer Restrictions. Until your restricted shares vest, they may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, and any such sale, assignment, transfer, pledge, disposition or encumbrance will be void. We may instruct the transfer agent to place a stop order against any unvested restricted shares.

o Right to Vote and Receive Dividends. You will have full voting rights with respect to the restricted shares. All dividends and distributions paid on your restricted shares will be retained by us for your account and will be paid to you (without interest) when your restricted shares vest.

o Delivery. Unless otherwise determined by the committee, delivery of your restricted shares will be effected by book-entry credit to a custody account maintained at Mellon Investor Services LLC (the "custodian"), or another custodian designated by us. When your restricted shares vest (provided that your tax obligations regarding the vested shares are appropriately satisfied) you may request that we instruct the custodian to electronically transfer your common shares to a brokerage or other account you specify or deliver a physical stock certificate to you.

o Final Issuance Date. No awards may be made under the Employee Stock Plan after February 13, 2006.

o Tax Consequences. You should refer to Section 13 for a discussion of the Federal income tax consequences of the acquisition, holding and vesting of restricted shares, as well as the consequences of accepting the restricted shares under this offer and making a Section 83(b) election.

o Registration of Shares. The common shares issuable in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the Securities and Exchange Commission. A copy of the prospectus relating to the Employee Stock Plan has been sent to you via e-mail. Unless you are considered an "affiliate" of Cablevision, upon vesting you will be able to sell your shares subject to applicable securities laws.

SECTION 9.        INFORMATION ABOUT CABLEVISION SYSTEMS CORPORATION.

         General. Cablevision Systems Corporation is a Delaware corporation organized in 1997. Cablevision's only asset is all of the outstanding common shares of CSC Holdings, Inc., which is a Delaware corporation organized in 1985 and one of the largest cable operators in the United States. We also have investments in cable programming networks, entertainment businesses and telecommunications companies. As of September 30, 2002, we served about 3 million cable television subscribers in and around the New York City metropolitan area, making us the seventh largest cable operator in the United States based on the number of subscribers.

         Through our wholly-owned subsidiary, Rainbow Media Holdings, Inc., we own interests in and manage numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies. Through Cablevision Lightpath, Inc., our wholly-owned subsidiary, we provide switched telephone services and high-speed Internet access to the business market.

         We also own or have interests in a number of complementary businesses and companies that include The WIZ, which is a chain of consumer electronics stores, Clearview Cinemas, which is a chain of movie theaters, and Northcoast Communications, L.L.C., which is a wireless personal communications services business in which CSC Holdings, Inc., has a 49.9% interest (see "Recent Developments" below).

         Recent Developments. On October 22, 2002, Messrs. Thomas V. Reifenheiser and John R. Ryan joined Cablevision's Board of Directors. Cablevision has also announced that Quadrangle Capital Partners, a private investment firm, would make a $75 million investment in a convertible preferred security which will be issued by CSC Holdings, Inc. In connection with this investment, Quadrangle will have the right to nominate one director to Cablevision's Board of Directors. On December 5, 2002, Cablevision sold its 80% partnership interest in the Bravo programming service and certain related assets to National Broadcasting Company, Inc. On December 19, 2002, Verizon Wireless agreed to purchase 50 PCS licenses and certain other assets owned by Northcoast Communications, L.L.C. On January 8, 2003, Cablevision announced the appointment of Mr. Hank J. Ratner as a Vice-Chairman of the Company.

         Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals and are not engaged in negotiations that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         o any material change in our present dividend rate or policy, our indebtedness or capitalization;

         o any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         o    any other material change in our corporate structure or business;

         o    our common shares being delisted from the New York Stock Exchange;

         o our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

         o    the suspension of our obligation to file reports pursuant to
              Section 15(d) of the Securities Exchange Act of 1934;

         o the acquisition by any person of any of our securities or the disposition of any of our securities; or

         o any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of our offer.

         Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in the documents referred to in Section 16.

                                                 YEARS ENDED DECEMBER 31,        NINE MONTHS ENDED SEPTEMBER 30,
                                                 ------------------------        -------------------------------
                                                  2000              2001              2001              2002
                                                  ----              ----              ----              ----
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONDENSED CONSOLIDATED BALANCE SHEET
DATA (AT PERIOD END):
Current assets..........................     $   1,123,489     $      938,868    $    1,249,548    $    1,032,168
Non-current assets......................     $   7,149,801     $    9,277,932    $    9,014,634    $    9,270,850
Total assets............................     $   8,273,290     $   10,216,800    $   10,264,182    $   10,303,018
Current liabilities.....................     $   1,651,437     $    1,519,933    $    1,444,236    $    1,333,487
Non-current liabilities.................     $   7,019,453     $    7,873,532    $    7,757,338    $    8,456,573
Total liabilities.......................     $   8,670,890     $    9,393,465    $    9,201,574    $    9,790,060
Redeemable preferred stock..............     $   1,544,294     $    1,544,294    $    1,544,294    $    1,544,294
Minority interests......................     $     587,985     $      864,947    $      858,493    $      859,138
CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS:
Revenue, net............................     $   4,019,659     $    4,000,602    $    2,842,158    $    2,954,531
Income (loss) from continuing
operations..............................     $     277,022     $    1,092,010    $    1,306,012    $     (392,576)
Net income (loss).......................     $     229,253     $    1,007,733    $    1,289,302    $     (427,305)
Basic net income (loss) per share
from continuing operations..............     $        1.00     $          3.87   $          4.66   $        (1.34)
Diluted net income (loss) per share
from continuing operations..............     $        0.98     $          3.82   $          4.59   $        (1.34)
Basic net income (loss) per common
share...................................     $        0.83     $          3.57   $          4.60   $        (1.46)
Diluted net income (loss) per
common share............................     $        0.81     $          3.53   $          4.53   $        (1.46)

For information regarding the accounting consequences of our offer, see
Section 11.

SECTION 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
            ABOUT THE OPTIONS AND RIGHTS.

         A list of our directors and executive officers is attached to this offer to exchange as Annex A. As of January 17, 2003, our directors and executive officers as a group beneficially owned options to purchase 2,632,806 common shares and rights with respect to 1,502,740 common shares that are eligible for exchange in this offer. For information with respect to the beneficial ownership by our directors and executive officers of our common shares, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on April 30, 2002.

         We expect that all of our executive officers who are eligible to participate in the offer will participate. We understand that our executive officers are considering whether to make a Section 83(b) election and may decide to do so. Charles F. Dolan and our non-employee directors are not eligible to participate in this offer.

         Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers of any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the options and rights or our common shares during the 60 days prior to the date hereof.

         In November 2002, Cablevision entered into an employment agreement with William J. Bell. Mr. Bell is a member of Cablevision's Board of Directors and also serves as a Vice-Chairman and the Chief Financial Officer of Cablevision and CSC Holdings, Inc. The agreement is for a one year term ending on December 31, 2003, except that by mutual agreement, Mr. Bell may retire earlier or the term may be extended for additional one year periods. Under the agreement, if Mr. Bell leaves Cablevision (other than for cause) (a) after expiration of the term of the agreement, (b) after a change of control of Cablevision, or (c) for other specified reasons, he will receive full vesting of all restricted shares granted under the Employee Stock Plan (including in connection with this offer) and the right to exercise all options and rights for the remainder of the term of such awards. In addition, under the agreement, Mr. Bell will receive (i) an annual base salary of at least $1 million, (ii) an annual bonus, and (iii) if he leaves Cablevision (other than for cause) at the times stated in clauses (a),
(b) and (c) of the preceding sentence, a severance payment of not less than $30,000 plus three times the sum of his annual base salary and annual bonus and full vesting and payment of his $3 million contingent performance award under Cablevision's long term incentive plan. After Mr. Bell's employment with Cablevision ceases, he has the right to enter into a three-year consulting agreement with Cablevision.

         In December 2002, Cablevision entered into agreements with Robert S. Lemle in connection with his resignation as General Counsel effective December 31, 2002 and his ongoing relationship with Cablevision as an employee through March 31, 2003 and as a consultant through December 2003. Under the agreements, Mr. Lemle is entitled to accelerated vesting as of March 31, 2003 of all restricted shares granted under the Employee Stock Plan (including in connection with this offer) and the right to exercise all options and rights for the remainder of the term of such awards. In addition, Mr. Lemle is entitled to approximately $6.6 million as a severance payment and full vesting and payment of his $3 million contingent performance award under Cablevision's long term incentive plan. Following his resignation as General Counsel, Mr. Lemle remains a member of Cablevision's Board of Directors and continues to serve as a Vice-Chairman and the Secretary of Cablevision and CSC Holdings, Inc.

         In connection with this offer, we entered into a depositary agreement with our transfer agent, Mellon Investor Services LLC. Under the agreement, Mellon will act as the custodian of the restricted shares until the shares vest. On the grant date, Mellon will credit the applicable number of restricted shares to a book-entry account maintained in the name of each holder. On the vesting date, we will instruct Mellon to deliver a physical stock certificate or electronically transfer the common shares to a brokerage or other account specified by the holder.

         Except as described in this offer to exchange and in our Form 10-K, and other than outstanding options, rights and other awards granted from time to time to certain of our employees (including executive officers) under the Employee Stock Plan and to our non-employee directors pursuant to the Stock Option Plan for Non-Employee Directors, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11. STATUS OF OPTIONS AND RIGHTS ACCEPTED BY US IN THE OFFER; ACCOUNTING
            CONSEQUENCES OF THE OFFER.

         Options and rights we accept in connection with the offer will be cancelled and the common shares subject to the cancelled options will be returned to the pool of shares available for award grants under the Employee Stock Plan. We expect that, effective as of the commencement of this offer, all options that are eligible for exchange will be treated as variable awards for financial reporting purposes with subsequent variable accounting for all such options through and after the expiration of the offer; rights are already treated as variable awards for financial reporting purposes. With respect to the restricted shares we grant in exchange for the options and rights elected for exchange that we accept, we will have a non-cash compensation expense equal to the excess of the restricted shares' value on the grant date over the par value amount paid for the shares. This expense will be recorded pro rata over the four-year vesting period. Assuming that the share price on the grant date is $19.60 (the closing price on January 16, 2003), if all options and rights that are eligible to participate in the offer are elected for exchange, Cablevision would have a non-cash compensation expense of approximately $153 million, which we would record ratably over the four-year vesting period. The higher the market value of our common stock on the grant date, the greater the compensation expense we will record for financial reporting purposes. For Federal tax purposes, however, we will generally get the benefit of a deduction equal to the amount of compensation income that is recognized by our employees with respect to the restricted shares.

SECTION 12.       LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options and rights as described in the offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options and rights returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and rights and to issue restricted shares is subject to the conditions described in Section 6.

SECTION 13.       MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         General. There are no immediate tax consequences of receiving restricted shares in exchange for your options and rights, unless you make an election under Section 83(b) of the Code (see below). Upon vesting of the restricted shares, you will be required to recognize ordinary compensation income in an amount equal to the then fair market value of those shares as well as any dividends that may have accumulated, less the amount of your par value payment. We will determine the fair market value of the shares for purposes of calculating your withholding tax based on the average of the high and low price of our common shares on the date the restricted shares vest, or if no sales are reported on that date, the last day before the vesting date in which sales are reported. For purposes of determining any gain or loss if you subsequently sell the common shares, your basis in the shares generally will be the fair market value of the shares on the vesting date. This gain or loss will be taxed as a capital gain or capital loss, with the holding period for determining whether the gain or loss is short-term or long-term being measured from the day after the vesting date.

         Section 83(b) Election. If you choose to make an election under Section 83(b) of the Code, you must file the Section 83(b) election with the Internal Revenue Service within 30 days of the exchange and provide a copy of the statement to us. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the restricted shares on that date (without any discount attributable to the vesting conditions or other transfer restrictions), and will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. If any of the restricted shares are subsequently forfeited, i.e., you leave Cablevision before the restricted shares are fully vested, you are not entitled to a refund of the taxes paid. Having made the Section 83(b) election, if you hold the restricted shares until after the restricted shares vest (assuming you remain employed by us and the restricted shares are not forfeited) and subsequently sell the common shares, any gain or loss will be taxed as capital gain or capital loss, with the holding period for determining whether the gain or loss is short-term or long-term being measured from the day after the grant date.

         Withholding Taxes. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Code), we will have a withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. You must pay us in cash the amount of the withholding tax promptly upon our request. Under the terms of the Employee Stock Plan, we are authorized to satisfy the withholding tax obligation out of any funds or property that are due to you. Payment of the withholding tax obligation is a condition to our delivering the vested common shares to you.

SECTION 14.       EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options and rights. Notice of the extension may be by e-mail or press release.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and postpone our acceptance and cancellation of any options and rights that you elect to exchange upon the occurrence of any of the conditions specified in Section 6 of this document. Notice of the termination or postponement may also be by e-mail or press release. Notwithstanding the foregoing, we will pay the consideration offered or return the options and rights elected for exchange promptly after termination or withdrawal of the offer to exchange.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option and rights holders or by decreasing or increasing the number of options and rights being sought in the offer.

         Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., New York time, on February 24, 2003.

Any amendment of the offer will be disseminated promptly in a manner reasonably designed to inform option and rights holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

o we increase or decrease the per share exchange value of the options and right (i.e., increase or decrease what we will give you in exchange for your options and rights);

o we change the type of options and rights eligible to be elected for exchange in the offer; or

o we increase the number of options eligible to be elected for exchange in the offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

SECTION 15.       FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option or rights holders to exchange options and rights under this offer.

SECTION 16.       ADDITIONAL INFORMATION.

         With respect to the offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange and letter of transmittal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options and rights. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including:

o our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002 and amended on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2002;

o our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002;

o our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002;

o our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002;

o our current reports on Form 8-K filed with the Securities and Exchange Commission on January 18, 2002, May 1, 2002, June 26, 2002, August 14, 2002, November 8, 2002 and December 24, 2002;

o our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on May 8, 2002; and

o the description of our common shares included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on March 9, 2001;

and any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         Our common shares are quoted on the New York Stock Exchange under the symbol "CVC", and our filings can also be read at the offices of the New York Stock Exchange.

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may send requests to:

                         Cablevision Systems Corporation
                               Investor Relations
                               1111 Stewart Avenue
                            Bethpage, New York 11714

         As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about Cablevision should be read together with the information contained in the documents to which we have referred you.

SECTION 17.       FORWARD-LOOKING STATEMENTS.

         Our reports filed with the Securities and Exchange Commission referred to above include forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forecasted cost savings, restructuring charges, availability under credit facilities, cash flow growth, levels of capital expenditures, sources of funds and funding requirements, among others. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause differences to occur include but are not limited to:

o    the level of Cablevision's revenues;

o subscriber demand and growth, including demand for and growth of our digital cable service, which are impacted by competition from other services, such as direct broadcast satellite, and the other factors set forth below;

o    the cost of programming and industry conditions;

o    the regulatory environment in which Cablevision operates;

o    general economic conditions in the areas in which we operate;

o    demand for advertising time and space;

o the level of capital expenditures and whether our capital expenditures increase as expected;

o the level of our expenses, including costs of our new services, such as expenses related to the introduction of our digital services;

o    pending and future acquisitions and dispositions of assets;

o    market demand for new services;

o whether any pending uncompleted transactions are completed on the terms and at the times set forth (if at all);

o competition from existing competitors and new competitors entering Cablevision's franchise areas;

o other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and Cablevision's other businesses;

o financial community and rating agency perceptions of Cablevision's business, operations, financial condition and the industry in which it operates; and

o the factors described in Cablevision's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein.


         Cablevision disclaims any obligation to update or revise the forward-looking statements contained or incorporated by reference herein, except as otherwise required by applicable federal securities laws.



January 23, 2003                                 Cablevision Systems Corporation

                                     ANNEX A
             INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                         CABLEVISION SYSTEMS CORPORATION

The directors and executive officers of Cablevision, their positions and offices as of January 17, 2003, and the number of options and rights that may be elected ffor exchange in the offer are set forth in the following table:

                                                                                                    NUMBER OF
                                                              NUMBER OF         PERCENTAGE OF        ELIGIBLE       PERCENTAGE OF
                                    POSITIONS AND          ELIGIBLE OPTION     ELIGIBLE OPTION    SHARES SUBJECT      ELIGIBLE
               NAME                  OFFICES HELD               SHARES              SHARES           TO RIGHTS         RIGHTS
Charles F. Dolan (1)          Chairman and Director              N/A                 N/A                N/A             N/A
James L. Dolan                Chief Executive Officer,         535,178              5.20%             295,178          3.70%
                                 President and Director
William J. Bell               Vice-Chairman, Chief             415,178              4.03%             215,178          2.70%
                                 Financial Officer and
                                 Director
Robert S. Lemle               Vice-Chairman, Secretary         430,178              4.18%             280,178          3.51%
                                 and Director
Sheila A. Mahony              Executive Vice-President         163,155              1.58%             73,155           0.92%
                                 and Director
Thomas C. Dolan               Executive Vice-                  124,906              1.21%             74,906           0.94%
                                 President, Chief
                                 Information Officer
                                 and Director
Andrew B. Rosengard           Executive Vice-                  324,814              3.15%             174,814          2.19%
                                 President, Finance
Margaret Albergo              Executive Vice-                  339,814              3.30%             179,814          2.25%
                                  President, Planning
                                  and Operations
John Tatta (2)                Director and Chairman of           N/A                 N/A                N/A             N/A
                                 the Executive Committee
Patrick F. Dolan              Director                          34,000              0.33%             34,000           0.43%
Hank J. Ratner                Vice-Chairman                    265,583              2.58%             175,517          2.20%
Charles D. Ferris (2)         Director                           N/A                 N/A                N/A             N/A
Richard H. Hochman (2)        Director                           N/A                 N/A                N/A             N/A
Victor Oristano (2)           Director                           N/A                 N/A                N/A             N/A
Thomas V. Reifenheiser (2)    Director                           N/A                 N/A                N/A             N/A
John R. Ryan (2)              Director                           N/A                 N/A                N/A             N/A
Vincent Tese (2)              Director                           N/A                 N/A                N/A             N/A

The address of each director and executive officer is: c/o Cablevision, 1111 Stewart Avenue, Bethpage, New York 11714, and their telephone number is (516) 803-2300.

(1) Under the terms of the Employee Stock Plan, Charles F. Dolan is not eligible to participate in the offer.
(2)  Non-employee directors are not eligible to participate in the offer.